UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2017

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34460	13-3818604
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4820 Eastgate Mall, Suite 200

San Diego, CA  92121

(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300

(Registrant’s telephone number, including area code)

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01   Entry into a Material Definitive Agreement.

Senior Secured Notes

On November 20, 2017, Kratos Defense & Security Solutions, Inc. (the “Company,” “we,” or “our”) issued and sold $300 million aggregate principal amount of 6.50% senior secured notes due 2025 (the “New Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The proceeds from the New Notes will be used to redeem the Company’s existing 7.00% senior secured notes due 2019 (the “Existing Notes”) and to pay all fees and expenses, including premium and unpaid interest, if any, related thereto. The New Notes are governed by the Indenture dated as of November 20, 2017 (the “Indenture”) among the Company, the Company’s existing and future domestic subsidiaries parties thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee and collateral agent (in such capacity, the “Trustee and Collateral Agent”).

The New Notes bear interest at a rate of 6.50% per year from the date of original issuance or from the most recent payment date on which interest has been paid or provided for. Interest on the New Notes is payable in arrears on May 30 and November 30 of each year, beginning on May 30, 2018. The New Notes will be fully and unconditionally guaranteed by the Guarantors.

Ranking

The New Notes and the guarantees (as set forth in the Indenture, the “Guarantees”) will be our and each Guarantor’s senior secured obligations and will be equal in right of payment with all other senior obligations of the Guarantors’ existing and future secured debt to the extent of the assets securing that secured debt.  The Company’s obligations under the New Notes are secured by a first priority security interest in certain collateral described in the Indenture and a second priority security interest in certain other collateral described in the Indenture where the lenders under the Credit Agreement (as described below) have a first priority security interest.  The Agent with respect to the lenders under the Credit Agreement and the Trustee and Collateral Agent with respect to the New Notes have entered into an intercreditor agreement to govern the relative priority of the collateral.

Redemption

The New Notes will be redeemable, in whole or in part, at any time on or after November 30, 2020 at the respective redemption prices specified in the Indenture. In addition, we may redeem up to 40% of the New Notes before November 30, 2020 with the net proceeds of certain equity offerings. We may also redeem some or all of the New Notes before November 30, 2020 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, to, but excluding, the redemption date, if any, plus a “make whole” premium. In addition, during each 12-month period commencing on the issue date and ending on or prior to November 30, 2020, we may redeem up to 10% of the original aggregate principal amount of the New Notes issued under the Indenture at a redemption price of 103.000% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding, the date of redemption, if any.  We may also be required to make an offer to purchase the New Notes upon a change of control and certain sales of our assets.

Covenants

The Indenture contains covenants limiting, among other things, our ability and the Guarantors’ ability to:

•                  pay dividends on or make distributions or repurchase or redeem the Company’s capital stock or make other restricted payments;

•                  incur additional debt and guarantee debt;

•                  prepay, redeem or repurchase certain debt;

•                  issue certain preferred stock or similar equity securities;

•                  make loans and investments;

•                  sell assets;

•                  incur liens;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•                  enter into transactions with affiliates; and

•                  enter into agreements restricting our ability and certain of our subsidiaries’ ability to pay dividends.

These covenants are subject to a number of exceptions.

Events of Default

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal, premium, if any, interest, if any, and any other monetary obligations on all the then-outstanding New Notes to become or to be declared due and payable immediately.

The Indenture, which includes the form of the New Notes, is filed as Exhibit 4.1 to this current report and is incorporated herein by reference. The foregoing descriptions of the Indenture, the Guarantees and the New Notes in this current report are summaries only, do not purport to be complete, and are qualified in their entirety by the terms of the Indenture and the New Notes, respectively.

This report shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Credit and Security Agreement

On November 20, 2017, the Company entered into an Amended and Restated Credit and Security Agreement (the “Credit Agreement”), by and among the Company, the lenders named therein, SunTrust Bank, as agent (the “Agent”), and SunTrust Robinson Humphrey, Inc., as Lead Arranger and Sole Book Runner.  The Credit Agreement establishes a five-year senior secured revolving credit facility in the aggregate principal amount of $90.0 million (subject to a potential increase of the aggregate principal amount to $115.0 million, subject to SunTrust’s and applicable lenders’ approval as described therein), consisting of a subline for letters of credit in an amount not to exceed $50.0 million, as well as a swingline loan in an aggregate principal amount at any time outstanding not to exceed $10.0 million.

The Company’s obligations under the Credit Agreement are guaranteed by the Guarantors.  The Company’s obligations under the Credit Agreement are secured by a first priority security interest in certain collateral described in the Credit Agreement and a second priority security interest in certain other collateral described in the Credit Agreement where the holders of the New Notes (as described above) have a first priority security interest.  The Agent with respect to the lenders under the Credit Agreement and the Trustee and Collateral Agent with respect to the New Notes have entered into an intercreditor agreement to govern the relative priority of the collateral.

Borrowings under the revolving credit facility may take the form of a base rate revolving loan, Eurodollar revolving loan or swingline loan.  Base rate revolving loans and swingline loans will bear interest at a rate per annum equal to the sum of the Applicable Margin (as defined in the Credit Agreement) from time to time in effect plus the highest of (i) the Agent’s prime lending rate, as in effect at such time, (ii) the federal funds rate, as in effect at such time, plus 0.50% per annum, and (iii) the Adjusted LIBO Rate (as defined in the Credit Agreement) determined at such time for an interest period of one month, plus 1.00% per annum. Eurodollar revolving loans will bear interest a rate per annum equal to the sum of the Applicable Margin from time to time in effect plus the Adjusted LIBO Rate. The Applicable Margin varies between 1.00%-1.50% for base rate revolving loans and swingline loans and 2.00%-2.50% for Eurodollar loans, and is based on several factors including the Company’s then-existing borrowing base and the lenders’ total commitment amount and revolving credit exposure. The calculation of the Company’s borrowing base takes into account several items relating to the Company and its subsidiaries, including amounts due and owing under billed and unbilled accounts receivables, then-held eligible raw materials inventory, work-in-process inventory, and applicable reserves.

The Credit Agreement contains certain covenants, which include, but are not limited to restrictions on indebtedness, liens, and investments, and places limits on other various payments.

Events of default under the terms of the Credit Agreement include, but are not limited to:

•                  Failure of the Company to pay any principal of any loans in full when due and payable;

•                  Failure of the Company to pay any interest on any loan or any fee or other amount payable under the Credit Agreement within three business days after the date when due and payable;

•                  Failure of the Company or any of its subsidiaries to comply with certain covenants and agreements, subject to applicable grace periods and/or notice requirements; or

•                  Any representation, warranty or statement made in or pursuant to the Credit Agreement or any related writing or any other material information furnished by the Company or any of its subsidiaries to the Agent or the lenders shall prove to be false or erroneous.

Subject to certain notice requirements and other conditions, upon the occurrence of an event of default, commitments may be terminated and the principal of, and interest then outstanding on, all of the loans may become immediately due and payable; however, where an event of default arises from certain bankruptcy events, the commitments shall automatically and immediately terminate and the principal of, and interest then outstanding on, all of the loans shall become immediately due and payable.

The Credit Agreement is filed as Exhibit 10.1 to this current report and is incorporated herein by reference. The description of the Credit Agreement in this current report is a summary only, does not purport to be complete, and is qualified in its entirety by the terms of the Credit Agreement.

Item 1.02    Termination of a Material Definitive Agreement.

In connection with the issuance of the New Notes, on November 20, 2017, the Company completed the satisfaction and discharge of the Indenture, dated May 14, 2014, by and among the Company, the subsidiaries of the Company that are guarantors thereunder, and Wilmington Trust, National Association, as trustee and collateral agent (as amended and supplemented from time to time prior to the date hereof, the “Existing Indenture”) governing the Existing Notes.  Interested parties should read the Company’s announcements and public filings regarding the Existing Notes.

On November 20, 2017, the Company deposited sufficient funds with the trustee of the Existing Notes to fund the redemption of the outstanding aggregate principal amount of the Existing Notes, to pay the redemption price equal to 102.625% of the outstanding principal amount of the Existing Notes, equivalent to an additional premium of $9,786,813, and to pay accrued and unpaid interest on the Existing Notes to, but excluding, the redemption date.

This current report does not constitute a notice of redemption under the optional redemption provisions of the Existing Indenture, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this current report is incorporated herein by reference into this Item 2.03.

Item 3.03    Material Modification to Rights of Security Holders.

Pursuant to the terms of the Indenture and the Credit Agreement, the Company is subject to certain restrictions on its ability to pay dividends or make other distributions or payments on account of any redemption, retirement or purchase of any capital stock.  The information regarding such restrictions set forth in Item 1.01 and in the Indenture and the Credit Agreement, each incorporated by reference therein, is incorporated by reference into this Item 3.03.

Item 8.01    Other Events.

On November 20, 2017, the Company issued a press release announcing that it completed the issuance and sale of the New Notes. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

4.1

Indenture, dated as of November 20, 2017, among Kratos Defense & Security Solutions, Inc., as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as Trustee and Collateral Agent.

10.1

Amended and Restated Credit and Security Agreement, dated as of November 20, 2017, among Kratos Defense & Security Solutions, Inc., as Borrower, the lenders named therein, SunTrust Bank, as Agent, and SunTrust Robinson Humphrey, Inc., as Lead Arranger and Sole Book Runner.

	99.1	Press Release dated November 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

	By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President and Chief Financial Officer

Date: November 20, 2017